PAINEWEBBER INDEX TRUST
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3



         PaineWebber Index Trust hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of its current series, PaineWebber S&P 500 Index Fund, and any series that may be established in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund").

A.   GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
     -----------------------------------------------

          1. CLASS A SHARES. Class A shares of each Fund may be sold to the general public without imposition of an initial sales charge or contingent deferred sales charge ("CDSC") and are not subject to any distribution fees.

              Class A shares of each Fund are subject to an annual service fee of .05% of the average daily net assets of the Class A shares of the Fund, paid in accordance with a plan adopted pursuant to Rule 12b-1 under the 1940 Act.

          2. CLASS Y SHARES. Class Y shares are sold without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees.

              Class Y shares of each Fund are  available  for purchase  only by:
              (i) employee benefit and retirement plans, other than individual retirement accounts and self-employed retirement plans, of Paine Webber Group Inc. and its affiliates; (ii) certain unit investment trusts sponsored by PaineWebber Incorporated ("PaineWebber");
              (iii) participants in certain investment programs that are currently, or will in the future be, sponsored by PaineWebber or its affiliates and that charge a separate fee for program services, provided that shares are purchased through or in connection with such programs; (iv) investors purchasing $10,000,000 or more at one time in any combination of PaineWebber proprietary funds in the Flexible Pricing System; (v) an employee benefit plan qualified under section 401 (including a salary reduction plan qualified under section 401(k)) or section 403(b) of the Internal Revenue Code (each an "employee benefit plan"), provided that such employee benefit plan has 5,000 or more eligible employees; (vi) an employee benefit plan with assets of $50,000,000 or more; and (vii) any investment company advised by PaineWebber or its affiliates.

B.  EXPENSE ALLOCATIONS OF EACH CLASS:
    ---------------------------------

    Certain expenses may be attributable to a particular Class of shares of each Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

    In addition to the service fees described above, each Class may also pay a different amount of the following other expenses:


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               1. printing  and  postage   expenses  related  to  preparing  and
                  distributing    materials   such   as   shareholder   reports,
                  prospectuses,   and  proxies  to  current  shareholders  of  a
                  specific Class;

               2. Blue Sky  registration  fees  incurred by a specific  Class of shares;

               3. SEC registration fees incurred by a specific Class of shares;

               4. expenses of administrative  personnel and services required to support the shareholders of a specific Class of shares;

               5. Trustees'  fees incurred as a result of issues  relating to a specific Class of shares;

               6. litigation  expenses  or other  legal  expenses  relating to a specific Class of shares; and

               7. transfer  agent fees  identified as being  attributable  to a specific Class.

C.   EXCHANGE PRIVILEGES:
     -------------------

     Shares of the Funds are not exchangeable.

D.   CLASS DESIGNATION:
     -----------------

     Subject to approval by the Board of Trustees of PaineWebber Index Trust, a Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.   ADDITIONAL INFORMATION:
     ----------------------

     This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Fund contains additional information about the Classes and each Fund's multiple class structure.

 F.  DATE OF EFFECTIVENESS:
     ---------------------

     This Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any Fund unless such action has first been approved by the vote of a majority of the Board of Trustees and by vote of a majority of those Trustees who are not interested persons of PaineWebber Index Trust.

                                                   May 29, 1997